Exhibit 99.1
Magellan Petroleum Announces ASX Listing and Extension of Exchange Offer
Hartford, Conn., April 21, 2006 — Magellan Petroleum Corporation (Nasdaq: MPET) (“Magellan”) announced that (1) the Company has extended for an additional three weeks, until May 12, 2006, its ongoing exchange offer to acquire all of the ordinary shares of Magellan Petroleum Australia Limited (“MPAL”) that it does not currently own (the “Exchange Offer”); (2) the Company’s relevant interest in MPAL shares has increased to 85.23%; and (3) the Company expects to be admitted to the Official List of the Australian Stock Exchange (“ASX”) and its common stock (represented by CDIs) to be quoted under the ASX trading symbol “MGN” next week once final administrative matters are cleared with the ASX.
For further information, please contact Daniel Samela at (860) 293-2006.